Exhibit 10.1

September 27, 2021

Blake Bilstad

P.O. Box 2190

Palos Verdes Peninsula, CA 90274

RE: Offer of Employment

Dear Blake,

On behalf of The Beachbody Company (“Beachbody” or the “Company”), I am pleased to offer you employment, on a full-time basis, as Chief Legal Officer and Corporate Secretary commencing on October 28, 2021 (the “Start Date”). In your position, you will report to the Chief Executive Officer.

Your base salary will be at the annualized rate of $520,000.00 payable in accordance with Beachbody’s regular payroll practices and procedures (“Base Salary”). This is an exempt position under federal and state law.

Once you have met each of the eligibility requirements, you will be entitled to participate in our comprehensive employee benefits package applicable to employees of Beachbody at your level. The terms and conditions of these benefits are set forth in the Beachbody Employee Guide and in summary plan descriptions. Attached is a brief summary of the various plans and benefits currently offered by Beachbody. You will be eligible for health care insurance (medical, dental and vision) for you and your beneficiaries at Beachbody’s expense, plus retirement benefits comparable to other employees of Beachbody at your level, subject to the terms of these plans and programs.

Currently, Beachbody offers a 401(k) savings plan with a 50% match (up to 6% of eligible salary), subject to the terms and conditions of the plan. You will be eligible for health care benefits and the 401(k) savings plan effective on the first day of the month following your start date. All of these benefits, and how much Beachbody or Beachbody’s employees pay for them, are subject to change from time to time at Beachbody’s sole discretion.

You will receive a monthly mobile phone allowance of $175.00 as outlined in the Mobile Devices Policy included in the Communication Expenses section of the Company’s Travel & Expense Policy. The allowance is paid automatically on the second paycheck of each month and will be included in your taxable wages.

In addition, you will receive a commencement of employment bonus of $90,000.00 to be paid to you after your first thirty (30) days of employment at Beachbody. You expressly understand and agree that if your employment is terminated within the first twelve (12) months from the Start Date, you will repay to Beachbody within thirty (30) days of your last day of employment a daily prorated portion of the commencement of employment bonus, except if such termination is made (a) by Beachbody without Cause;

Blake Bilstad

Offer of Employment

September 27, 2021

(b) by you for Good Reason; or (c) due to your death or disability, in which case no repayment of the commencement of employment bonus shall apply.

You are eligible to participate in Beachbody’s 2022 Bonus Plan for Exempt Employees (BPE). Your target opportunity is 50% of your annual base salary (“Target Bonus Percentage”) and you must be employed at Beachbody on the date the incentive is paid to receive an award. The terms of the BPE are reviewed annually and will be communicated to you once they have been approved.

You will be granted non-qualified stock options with a fair market value on the date of grant (in accordance with the Black-Scholes methodology as determined by the Board of Directors) of approximately $1,200,000.00. The non-qualified options will be granted on the 15th of the month following your start date (the “Grant Date”) pursuant to and will be subject to the terms of Beachbody's 2021 Incentive Award Plan (the “Plan”), and to the terms of Beachbody’s then-current applicable form equity agreement. The non-qualified options granted will vest annually over four years (in equal installments of 25% each year over four years) on your Grant Date, with the initial 25% vesting twelve (12) months after your Grant Date. All vesting shall cease upon any termination of your employment in accordance with this offer letter. Should Beachbody implement an annual long-term incentive plan, you will be eligible to receive additional equity grants beginning in calendar year 2023 or at such later time that the plan is implemented.

If your employment is terminated after the Start Date (a) by Beachbody without Cause, or (b) by you for Good Reason, then Beachbody will 1) pay you an amount equal to 1.0 times the sum of your highest agreed upon annual Base Salary with the Company, unless a reduction in your Base Salary had been implemented during the year which was applied proportionately to other members of the Company’s executive team, in which case Beachbody will pay you an amount equal to 1.0 times the sum of your annual Base Salary at the date of termination, (the “Severance”); 2) make its normal portion of your monthly health insurance payments at your then-current coverage levels (including reimbursement for any required COBRA payments) for a period of twelve (12) months; and 3) pay you an amount equal to a pro rata portion of your Target Bonus for such partial calendar year in which the date of termination occurs, through the date of termination (“Pro-Rated Target Bonus”). The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following your termination date. Any severance payments will be conditioned upon your execution of Beachbody’s standard general release of all claims against Beachbody and related entities and persons. Payments will commence on the first normal payroll date following the release effective date. In the event this offer of employment is rescinded after the execution date of this letter and prior to your Start Date, then Beachbody will pay you the Severance, provided, however, that any Severance payments payable to you pursuant to this section shall be reduced on a dollar-for-dollar basis by the amount of any salary, bonus and other compensation you receive from another employer during the twelve (12) months following the rescission date.

In the event of a qualified termination leading to Severance, all outstanding Company equity awards that vest solely on the passage of time that are held by you on the date of such termination (the “Time Vesting Awards”) shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the date of termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had you remained in continuous employment with the Company beyond the date of termination for twelve (12) additional months. Notwithstanding the foregoing, in the event that the qualifying termination occurs on or within twelve (12) months following a Change in Control (as such term is defined in the Plan), then all Time Vesting Awards shall become fully vested and, to the extent applicable, exercisable.

3301 Exposition Boulevard, Santa Monica, CA 90404 Tel: (310) 883-9000 Fax:(323) 967-5550 Beachbody.com

Blake Bilstad

Offer of Employment

September 27, 2021

If your employment is terminated after the Start Date by reason of your death or Disability (as such term is defined in the Plan), then in addition to any unpaid accrued obligations (i) the Company will pay you the Prorated Target Bonus in accordance with the terms and conditions of this offer letter, and (ii) all Time Vesting Awards shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the date of termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had you remained in continuous employment with the Company beyond the date of termination for twelve (12) additional months.

“Cause” means: (i) your misconduct or intentional actions that adversely affects or threatens to adversely affect the Company or its reputation in any material respect as determined in good faith by the Board; (ii) acts or threats of violence by you in any manner affecting the Company’s reputation or otherwise connected to your employment in any way; (iii) alcohol or substance abuse by you; (iv) your wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by you which relates to or involves the Company in any material way, including misrepresentation on your employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by you of confidential information of the Company; (viii) material violation by you of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of the your duties for the Company as determined in good faith by the Board.

“Good Reason” means, without your written consent: (i) a material breach of this offer letter by the Company (including the Company’s withholding or failure to pay compensation when due to you); (ii) a relocation of the Company’s principal headquarters and/or your corresponding primary work location from the greater Westside and/or South Bay Los Angeles metropolitan areas to a location more than 50 miles from such location; (ii) a material diminution in your titles, duties, authority, or responsibilities or a change in reporting relationship that requires you to report to someone other than the CEO or the Board; or (iii) a material reduction in your Base Salary or Target Bonus Percentage, unless either such reduction is applied proportionately to other members of the Company’s executive team, and is made in the good faith belief by the Board that it is in the best interests of the Company. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within 45 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than 90 days after the expiration of the Company’s cure period. For clarity, Good Reason shall not have occurred if the Company’s primary Santa Monica, California office is moved or relocated within the greater Westside and/or South Bay Los Angeles metropolitan areas and/or the Company permits you to work from home or another physical or remote location that you may designate in writing.

All payments to you under this offer letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this offer letter.

For purposes of this letter, your termination of employment shall mean your “separation from service” as defined under Section 409A of the Internal Revenue Code (“Code”). Each payment under this letter that is determined to be subject to Section 409A shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this offer letter.

3301 Exposition Boulevard, Santa Monica, CA 90404 Tel: (310) 883-9000 Fax:(323) 967-5550 Beachbody.com

Blake Bilstad

Offer of Employment

September 27, 2021

Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” (as defined in Section 409A of the Code) as of your ”separation from service” (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to you) until the first payroll date that occurs after the date that is six (6) months following your “separation from service.” Any such postponed payment shall be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your “separation from service.” If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to your estate within sixty (60) days after the date of your death.

This offer of employment, and your continued employment at Beachbody, is contingent upon the satisfactory completion of reference/background checks prior to the execution date of this letter. In addition, as a condition of employment, you will be required to execute a Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

This offer letter does not constitute an employment agreement for a specified term. Your employment with Beachbody, like our other employees, will be “at-will,” permitting you or Beachbody to terminate the employment relationship at any time, for any lawful reason, with or without Cause or prior notice. Your at-will status can only be modified in writing and signed by both you and the Chief Executive Officer. By your signature on this letter, you acknowledge, understand and agree that the employment relationship is at-will.

I am very excited about the contribution you will make to this exciting enterprise. If you share my enthusiasm and these terms and conditions are satisfactory to you, please acknowledge and accept this offer by signing this letter and returning it to Kathy Vrabeck, Chief Strategy Officer, via email at kvrabeck@beachbody.com on or before September 28, 2021.

Very truly yours,

/s/ Carl Daikeler

Carl Daikeler

Chief Executive Officer

The Beachbody Company

I hereby accept the Beachbody “at will” employment offer as described in this letter and understand that it does not constitute an employment contract.

Agreed to and accepted this 27th day of September, 2021

/s/ Blake Bilstad

3301 Exposition Boulevard, Santa Monica, CA 90404 Tel: (310) 883-9000 Fax:(323) 967-5550 Beachbody.com